UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2010

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	000-53649	26-0658752

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the Union Bank Plaza (which is described in Item 2.01) is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 15, 2010, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBSII 445 South Figueroa, LLC (the “Owner”), purchased a 40-story office building containing 627,334 rentable square feet (the “Union Bank Plaza”) from Hines VAF UB Plaza, L.P., an affiliate of Hines Interests Limited Partnership. The Union Bank Plaza is located at 445 South Figueroa Street in Los Angeles, California on approximately 3.7 acres of land.

The purchase price of the Union Bank Plaza was approximately $208.0 million plus closing costs. The Company funded the acquisition of the Union Bank Plaza with proceeds from a mortgage loan from an unaffiliated lender, proceeds from existing credit facilities from unaffiliated lenders and proceeds from the Company’s ongoing initial public offering.

The Union Bank Plaza was built in 1967, renovated in 1994 and is currently 96% leased to 36 tenants. The current annual effective base rent for the tenants of the Union Bank Plaza is approximately $16.2 million and the current weighted-average remaining lease term for the tenants is approximately 7.8 years. The current weighted-average rental rate over the lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $33.39 per square foot. Union Bank, N.A. (“Union Bank”) currently occupies 55% of the total rentable square feet. Upon commencement of a 16,801 square foot lease in December 2010, Union Bank will occupy 58% of the total rentable square feet.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT

On September 15, 2010, in connection with the acquisition of the Union Bank Plaza, the Owner entered into a five-year mortgage loan with Wells Fargo Bank, N.A. (the “Mortgage Lender”) for borrowings of up to $119.3 million secured by the Union Bank Plaza (the “Union Bank Plaza Mortgage Loan”). As of September 15, 2010, $105.0 million had been disbursed to the Company with the remaining loan balance available for future disbursements, subject to certain conditions set forth in the loan agreement. The Union Bank Plaza Mortgage Loan matures on September 15, 2015, with an option to extend the maturity date to September 15, 2016, subject to certain conditions. The Union Bank Plaza Mortgage Loan bears interest at a floating rate of 175 basis points over one-month LIBOR during the initial term of the loan and monthly payments are interest only with the entire balance due at maturity, assuming no prior prepayment. The Owner has entered into an interest rate swap agreement with the Mortgage Lender on the initial $105.0 million funded, which effectively fixed the interest rate at 3.445% through the initial term of the loan. The Owner has the right to repay the loan subject to a prepayment fee unless prepayment occurs 90 days prior to maturity.

KBS REIT Properties II, LLC (“REIT Properties II”) is providing a limited guaranty of the Union Bank Plaza Mortgage Loan with respect to certain potential costs, expenses, losses, damages and other sums which may result from certain actions or inactions by the Owner. REIT Properties II is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Union Bank Plaza Mortgage Loan in the event of (i) certain bankruptcy or insolvency proceedings involving the Owner and (ii) certain other intentional actions committed by the Owner, the Company or any of their affiliates in violation of the loan documents.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before December 1, 2010, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: September 15, 2010	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer